October 2017

Pricing Sheet dated October 31, 2017 relating to

Preliminary Terms No. 1,944 dated October 25, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Buffered PLUS Based on a Basket Consisting of Five Indices due November 3, 2022

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – October 31, 2017
	Issuer:			Morgan Stanley Finance LLC
	Guarantor:			Morgan Stanley
	Maturity date:			November 3, 2022
	Original issue price:			$10 per Buffered PLUS
	Stated principal amount:			$10 per Buffered PLUS
	Pricing date:			October 31, 2017
	Original issue date:			November 3, 2017 (3 business days after the pricing date)
	Aggregate principal amount:			$12,212,000
	Interest:			None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)		SPX	60%	2,575.26	0.023298618
	S&P MidCap 400® Index (the “MID Index”)		MID	10%	1,835.10	0.005449294
	Russell 2000® Index (the “RTY Index”)		RTY	10%	1,502.773	0.006654365
	MSCI EAFE® Index (the “MXEA Index”)		MXEA	10%	2,002.54	0.004993658
	MSCI Emerging Markets IndexSM (the “MXEF Index”)		MXEF	10%	1,119.08	0.008935912
We refer to each of the SPX Index, the MID Index, the RTY Index, the MXEA Index and the MXEF Index as an underlying index and, together, as the basket components.
	Payment at maturity (per Buffered PLUS):			▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25%: $10

▪             If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25%:

($10 x basket performance factor) + $2.50

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $2.50 per Buffered PLUS at maturity.

	Leveraged upside payment:			$10 × leverage factor × basket percent change
	Leverage factor:			120%
	Basket percent change:			(final basket value – initial basket value) / initial basket value
	Buffer amount:			25%
	Minimum payment at maturity:			$2.50 per Buffered PLUS (25% of the stated principal amount)
	Basket performance factor:			Final basket value / initial basket value
	Maximum payment at maturity:			$15.90 per Buffered PLUS (159.00% of the stated principal amount)
	Initial basket value:			100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.
	Final basket value:			The basket closing value on the valuation date.
	Valuation date:			October 31, 2022, subject to postponement for non-index business days and certain market disruption events.
	Basket closing value:			The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.
	Basket component closing value:			In the case of each underlying index, the index closing value of such underlying index.
	Multiplier:			The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS. See “Basket—Multiplier” above.
	Listing:			The Buffered PLUS will not be listed on any securities exchange.
	CUSIP / ISIN:			61768J771 / US61768J7717
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
	Estimated value on the pricing date:			$9.666 per Buffered PLUS. See “Investment Overview” in the accompanying preliminary terms.
	Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
	Per Buffered PLUS	$10	$0.175(1)
			$0.03(2)	$9.795
	Total	$12,212,000	$250,346	$11,961,654

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each Buffered PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest in the accompanying preliminary terms” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.03 for each Buffered PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P MidCap 400® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. See “Russell 2000® Index” in the accompanying index supplement.

The “MSCI EAFE® Index” is a trademark of MSCI. For more information, see “MSCI International Equity Indices” in the accompanying index supplement.

The “MSCI Emerging Markets IndexSM” is a trademark of MSCI.  For more information, see “MSCI Emerging Markets IndexSM” in the accompanying index supplement.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1,944 dated October 25, 2017

Product Supplement for PLUS dated February 29, 2016  Index Supplement dated January 30, 2017   Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.